Exhibit 99.2

CONTACT
Shelly Taylor
NEWS RELEASE	(800) 978-8136
FOR IMMEDIATE RELEASE	staylor@summithealthcarereit.com

Summit Healthcare REIT, Inc. Announces Joint Venture

Lake Forest, Calif., (May 1, 2015) – Summit Healthcare REIT, Inc. (“Summit” or the “REIT”), announced today that its wholly-owned affiliate Summit Healthcare Operating Partnership (“Summit OP”) entered into a joint venture with Best Years, LLC (“Best Years”). The new joint venture entity will own six properties in the REIT’s portfolio, with 10% of the interests owned by Summit OP and 90% of the interests owned by Best Years. This move is part of an ongoing strategy of the REIT to attract and joint venture with institutional third party capital to continue to grow and diversify the REIT’s senior housing portfolio. The REIT intends to use the proceeds from the contribution of a portion of its interests in the properties to acquire additional healthcare facilities.

“This joint venture represents our commitment to continue investing in quality healthcare facilities to meet the demands of the nation’s aging population, and to expand the REIT’s portfolio for the benefit of our shareholders,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “It is also a strong endorsement of Summit’s strategy.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 17 long-term triple-net leased healthcare facilities.

About Best Years, LLC

Best Years is a Delaware limited liability company which is managed by Union Life Insurance Co., Ltd. (“Union Life”), a Chinese corporation. Union Life is a comprehensive life insurance company with diversified product lines, and is licensed by the China Insurance Regulatory Commission to operate nationwide throughout China with all life and health lines including compulsory products.

For more information, please contact Shelly Taylor at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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